Exhibit 99.1

Zayo Group, LLC Announces Proposed Senior Notes Offering

Boulder, Colo. – March 4, 2015 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO) and international provider of Bandwidth Infrastructure services, announced today that it intends to offer, subject to market and other conditions, $730 million of its 6.00% Senior Notes due 2023 through an add-on to its existing issue.

Zayo intends to use the net proceeds from the offering to redeem its $675 million 8.125% Senior Secured Notes due 2020, including the required make whole premium and accrued interest.

The notes have not been registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Prospective purchasers that are qualified institutional buyers are hereby notified that the seller of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect the Company’s ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a suite of dark fiber, mobile infrastructure, and cloud & connectivity services to wireline and wireless customers, datacenters, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 82,000 route mile network. The company also offers 45 carrier-neutral datacenter facilities across the US and France. Zayo was the first to offer bandwidth shopping and buying in under 2 minutes through Tranzact.

Media Contact

Crystal Thomas

crystal.thomas@zayo.com

720.361.1797

Investor Relations

Stacey Finerman

stacey.finerman@zayo.com

303.414.2545